Exhibit 10.7

AMENDMENT TO LOAN AGREEMENT

THIS AMENDMENT is made as of the 28th day of March, 2005, by and between FIRST ADVANTAGE CORPORATION, doing business in Florida as First Advantage Holding, Inc. (the “Borrower”), a Delaware corporation and BANK OF AMERICA, N.A. (the “Bank”).

Recitals

The Borrower and the Bank executed a Loan Agreement (as amended from time to time, the “Loan Agreement”) dated July 31, 2003, pursuant to which the Bank has provided a credit facility to the Borrower. The parties previously amended the Loan Agreement on December 22, 2003, July 28, 2004 and September 7, 2004. The parties wish to further amend the Loan Agreement in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Article 1 of the Loan Agreement is hereby amended so that, from and after the date hereof, Article 1 of the Loan Agreement shall read as follows

ARTICLE I

BORROWING AND PAYMENT

1.01 Revolving Line of Credit.

(a) The Bank has previously established in favor of the Borrower a revolving line of credit (the “Line of Credit”). The Borrower shall be entitled to borrow, repay and reborrow funds under the Line of Credit in accordance with the terms hereof so long as the total principal amount owed to the Bank under the Line of Credit does not exceed $45,000,000.00 (or such lesser amount as is set forth herein). The Bank’s obligation to make advances hereunder shall terminate at the expiration of the Revolving Period.

(b) The Borrower’s indebtedness under the Line of Credit shall be evidenced by a Renewal Promissory note (as amended, extended or renewed from time to time, the “Note”) dated March 24, 2005, executed by the Borrower in favor of the Bank in the original principal amount of $45,000,000.00. The Note shall bear interest at the rate set forth therein and shall be payable as set forth therein.

(c) Notwithstanding the foregoing, upon the occurrence of one or more Equity Events (as defined herein), the Borrower shall apply one hundred percent (100%) of the proceeds of such Equity Event: FIRST to all accrued but unpaid interest on the Note; and SECOND to the outstanding principal balance of the Note until such time as the maximum outstanding principal balance of the Note does not exceed $20,000,000 (or such lesser amount as is set forth herein). Upon any principal reduction payment on the Note made in connection with an Equity Event, the maximum permitted outstanding principal balance of the Note shall be permanently reduced by the amount of such principal reduction payment made in connection with such Equity Event. For the purposes of this Agreement, an “Equity Event” shall mean any equity investment in the stock of the Borrower, either through a public offering or a private placement of equity.

(d) The Bank shall make each advance under the Line of Credit upon written or telephonic notice from the Borrower to the Bank requesting an advance. The notice shall specify the date for which the advance is requested (which must be a Business Day) and the amount of the advance. The Bank must receive the notice prior to 12:00 noon (Eastern time) on the Business Day of the advance. Alternatively, the Borrower may request advances by drawing checks on a deposit account that is linked to the credit facility hereunder in accordance with disbursement arrangements that are mutually satisfactory to the parties. The Bank will make each requested advance available to the Borrower not later than the close of business on the Business Day of the request by crediting the Borrower’s account maintained with the Bank in the amount of the advance if as of such time: (i) the Bank’s obligation to make advances hereunder has not terminated or expired; (ii) a Default or Event of Default has not occurred; and (iii) all conditions to the advance set forth herein or in any other Loan Documents have been satisfied. The Bank may rely upon any written or telephonic notice given by any person that the Bank in good faith believes is an authorized representative of the Borrower without the necessity of any independent investigation. If any telephonic notice conflicts with a written confirmation, the telephonic notice shall govern if the Bank has acted in reliance thereon.

(e) For purposes hereof, the term “Revolving Period” shall mean a period commencing on the date hereof and terminating on July 31, 2006.

1.02 Term Loans.

(a) Subject to the terms and conditions set forth herein, the Borrower may from time to time, upon written notice to the Bank, convert all or a portion of the outstanding principal balance of the Line of Credit Note to one or more term loans (each, a “Term Loan”), upon satisfaction of the following conditions:

(i) The Borrower shall provide written notice to the Bank, not less than thirty (30) business days prior to the requested effective date for such conversion of outstanding principal to a Term Loan.

(ii) Each such Term Loan shall be for a principal amount of at least $3,000,000.00.

(iii) No Default or Event of Default shall have occurred hereunder and be continuing at the time of such request.

(iv) The Borrower shall execute a promissory note (each, as amended, extended or renewed from time to time, a “Term Note”, in the form set forth on Exhibit “D” hereto. The Borrower and its Subsidiaries shall execute such other documentation as the Bank shall reasonably require in connection with such Term Loan.

(v) The Borrower shall pay a fee upon the execution of each Term Note, in an amount reasonably set by the Bank, not to exceed 1.0% of the Term Loan amount.

(vi) The Borrower shall pay all of the Bank’s fees, expenses and costs in connection with the documentation, closing and administration of each Term Loan, including, without limitation, all attorneys fees and costs, filing fees, documentary stamp taxes and intangible personal property taxes.

(b) Each such Term Loan: (i) shall be for a term of 36 months; (ii) shall accrue interest at the rate to be reasonably agreed upon between the Borrower and the Bank; and (iii) shall be payable in monthly installments of principal plus interest in an amount required to fully amortize the principal amount of such Term Loan over 36 months, commencing on the date of such Term Loan.

(c) Each Term Loan with be secured by a lien on the Borrower’s and each of the Borrower’s Included Subsidiaries’ accounts receivable.

1.03 Letters of Credit. Upon the Borrower’s request, and subject to the terms and conditions set forth herein, the Bank shall issue letters of credit (the “Letters of Credit”) for the Borrower’s account. The Borrower shall not in any event be entitled to obtain a Letter of Credit after the expiration of the Revolving Period, and no Letter of Credit shall have an expiration date that is more than one year after the date of issuance thereof. The Outstanding Letter of Credit Amount shall not in any event exceed $500,000.00 (the “Letter of Credit Sublimit Amount”) or such lesser amount as is set forth herein. For purposes of this Agreement, the “Outstanding Letter of Credit Amount” shall mean: (a) amounts available for draws under outstanding Letters of Credit (whether or not such draws are subject to satisfaction of prior conditions); and (b) the amount of any draws under Letters of Credit for which the Bank has not received reimbursement. The Borrower shall request Letters of Credit by giving the Bank written notice of each request at least five (5) Business Days prior to the issuance of the Letter of Credit. The Borrower shall, with such request, complete an application in form acceptable to the Bank and execute or otherwise agree to such terms, conditions and reimbursement agreements (each, as amended or restated from time to time, a “Reimbursement Agreement”) concerning the Letter of Credit as the Bank may require. In the event of a draw on a Letter of Credit, the Bank may at its option obtain an advance under the Revolving Note (upon notice to the Borrower) to reimburse the Bank for such draw. If the Bank elects not to obtain an advance under the Revolving Note or if credit in the amount of the draw is not then available under the Revolving Note, the Borrower shall immediately upon demand reimburse the Bank for the amount of the draw together with interest thereon and such other amounts as may be due under any applicable Reimbursement Agreement. The Bank shall not in any event be required to issue a Letter of Credit during the continuance of a Default or Event of Default hereunder. The Borrower shall pay the Bank such issuance fees as the Bank may reasonably require with respect to each Letter of Credit.

1.04 Borrowing Limitations.

(a) From the date hereof until the occurrence of an Equity Event (as defined in this Amendment), Outstanding Credit shall not at any time exceed $45,000,000.00. For the purposes hereof, “Outstanding Credit” means the sum of: (i) the outstanding principal amount under the Note, (ii) the aggregate face amount of any Term Loans, and (iii) the Outstanding Letter of Credit Amount.

(b) From and after the occurrence of an Equity Event, the maximum Outstanding Credit shall not at any time exceed the then maximum permitted outstanding principal balance of the Note (after taking into account all principal reduction payments made in connection with any Equity Events (as set forth in Section 1.01 hereof)).

(c) From and after such time as principal reduction payments from one or a series of Equity Events have reduced the maximum permitted outstanding principal balance of the Note to $20,000,000, the maximum Outstanding Credit shall not exceed the lesser of: (i) $20,000,000; or (ii) the Borrowing Base (as defined herein) then in effect.

(d) For purposes hereof, the “Borrowing Base” shall mean 80% of the face amount of Eligible Receivables. For purposes hereof, “Eligible Receivables” shall mean all trade generated accounts receivable then outstanding for services and for goods, merchandise and other items of tangible Property (collectively, “Products”) sold in the ordinary course of business by the Borrower or any Included Subsidiary. Eligible Receivables shall not in any event include any account receivable if or with respect to which: (aa) the account is outstanding: (i) 60 days or more after the due date; or (ii) 90 days past the invoice date; (bb) the account receivable is owed by a customer who is 60 days or more past the due date on 25% or more of its obligations owed to the Borrower or any Included Subsidiary (in which event all receivables owed by the customer to the Borrower or such Included Subsidiary shall be deemed ineligible); (cc) the obligor under the receivable is also a creditor or supplier of the Borrower or any Included Subsidiary or is otherwise subject to potential offset (in which case the amount of the receivable shall be reduced, for eligibility purposes, by the amount owed by the Borrower or such Included Subsidiary to such obligor); (dd) the customer and its Affiliates account for more than 20% of all of the accounts receivable of the Borrower or any Included Subsidiary then outstanding on an aggregate basis (in which case the amount in excess of the applicable percentage shall be deemed ineligible); (ee) the customer is located outside the continental United States unless the sale is on letter of credit, guaranty or other terms reasonably satisfactory in each case to the Bank; (ff) the customer is an officer, director, employee, shareholder or other Affiliate of the Borrower or any Included

Subsidiary; (gg) the customer or account debtor is any United States federal governmental authority, department or agency; (hh) the account receivable represents interest or finance charges assessed to an account debtor; (ii) the account receivable is owed under or with respect to an invoice issued with cash or C.O.D. terms; (jj) an invoice has not been issued; (kk) delivery of the Products or performance of the services has not been completed; (ll) the invoice is conditional or restricts collection rights or assignments in any respect; (mm) the invoice permits payment: (i) more than 30 days after the invoice date (except, however, that the Bank may in its discretion permit extended terms sales to be included in Eligible Receivables in such amount as the Bank in its discretion may from time to time approve); (ii) in any currency other than United States Dollars; or (iii) at any location outside the United States; (nn) the obligation to pay is evidenced by chattel paper or any note or other instrument (unless duly endorsed and delivered to the Bank); (oo) the Products or services have been rejected, returned or disputed in any way, whether in whole or in part, in which event the receivable shall be ineligible to the extent of such rejection, return or dispute; (pp) the customer has attempted to renegotiate the invoiced price or asserted any right of reduction, set-off, recoupment, counterclaim or defense (to the extent of the amount of such attempted renegotiation or asserted right of reduction, set-off, recoupment, counterclaim or defense); (qq) the Bank does not have a perfected first priority security interest in the receivable; (rr) the invoice or corresponding account receivable is the subject of any financing statement, Lien or other encumbrance other than in favor of the Bank that are subordinate to the Bank’s Lines and other than Permitted Liens; or (ss) the customer has commenced any bankruptcy or insolvency proceeding or the Bank otherwise reasonably determines that the customer is not paying such customers bills as they become due.

(e) The Bank has the right to deem any receivable as ineligible for lending purposes if such receivable is not adequately documented by the books and records of the Borrower or the Included Subsidiary, as applicable. If at any time the Outstanding Credit Amount exceeds the Borrowing Base then in effect, the Borrower shall, not later than the next Business Day, repay the Line of Credit in the amount of such excess. The Borrower authorizes the Bank to charge any deposit account of the Borrower (other than accounts maintained by the Borrower with the Bank solely for payroll purposes and identified to the Bank as such) with the Bank for the amount of any such excess, provided that such charge to the account does not result in a negative balance in such account. The Borrower shall not be entitled to obtain any advance under the Revolving Note or other credit hereunder if the advance or credit would result in a violation of the lending limits set forth herein. The Borrower shall deliver a borrowing base certificate to the Bank demonstrating compliance with the lending limits set forth herein (together with attachments with supporting documentation including inventory schedules and accounts receivable agings): (i) on a monthly basis (not later than 15 Business Days after the end of each calendar month); and (ii) at such other times as the Bank in its discretion may request.

(f) The Borrower acknowledges that the Borrowing Base may be monitored by the Bank or the Bank’s asset based lending group (the “ABL Group”). The Borrower shall: (i) fully cooperate with the Bank and the ABL Group in connection with any exam, audit or review of the receivables or inventory of the Borrower and the Included Subsidiaries, provided, however, that the Bank agrees to use its reasonable efforts to minimize disruption of the business of the Borrower and its Subsidiaries during any such exam, audit or review; (ii) instruct and permit the Bank and the ABL Group to have such access to the books, records and premises of the Borrower and the Included Subsidiaries as the Bank or the ABL Group may reasonably require in connection with any such exam, audit or review; and (iii) provided that the Bank, in its sole but reasonable discretion, based upon the Bank’s review of the Borrower’s inventory and aging schedules or the Bank’s field exams, the Bank reasonably believes that the Borrower has not provided materially accurate and materially complete information with respect to any customers or vendors, instruct and permit such customers and vendors to provide such information to the Bank and the ABL Group as the Bank or the ABL Group may require in connection with any such exam, audit or review (and the Borrower hereby consents to any inquiries that the Bank or the ABL Group may make of such customers and vendors in connection with any such exam, audit or inquiry). The Borrower acknowledges that, unless as Event of Default has occurred and is continuing, the ABL Group intends to conduct field exams on an annual basis to ensure compliance with the Borrowing Base requirements, provided that the ABL Group may, in its discretion, adjust the frequency of such examinations, provided, however, that unless an Event of Default shall have occurred and be continuing, such examinations shall not be conducted more frequently than on quarterly basis.

(g) The Borrower shall pay such reasonable and documented fees as the Bank may from time to time assess for examinations conducted by the ABL Group. Notwithstanding the foregoing, the Bank agrees that the exam costs for such field exams shall not exceed: (i) for up to four companies, the lesser of: (A) 50% of the actual costs of such exams, or (B) $10,000; and (ii) for up to eight companies: (A) 50% of the actual costs of such exams, or (B) $15,000.

(h) The Bank will perform such field exams permitted hereunder on an on-going basis as follows:

(i) The Bank will perform field exams on at least one-half of the Collateral Parties (as defined herein) on an annual basis plus, with all Collateral Parties to be examined at least once during each two-year cycle.

(ii) The Bank will perform pre-funding field exams on each new Included Subsidiary prior to such Included Subsidiary’s assets being permitted to be included in the Borrowing Base calculations

(iii) For the purposes hereof, “Collateral Parties” means, collectively, the Borrower and each Included Subsidiary.

1.05 Loan Documents. The Obligations (the “Obligations”) now or hereafter evidenced by the Note, and Term Notes and any Letters of Credit shall: (a) be secured by a first priority lien pursuant to the security agreement (as amended or restated from time to time, the “Borrower Security Agreement”) dated July 31, 2003 executed by the Borrower in favor of the Bank covering the Borrower’s accounts receivable and other assets described therein; (b) be secured by a first priority lien pursuant to such security agreements (collectively, as amended or restated from time to time, the “Subsidiary Security Agreements”), executed by each Subsidiary in favor of the Bank covering the assets described therein; and (c) be guaranteed by each of the parties listed on Exhibit “D” hereto and any additional operational Subsidiaries acquired by the Borrower (collectively, the “Guarantors”), pursuant to guaranties of payment (collectively, as amended or restated from time to time, the “Guaranties”) executed by such Persons in favor of the Bank. The Borrower and each Subsidiary shall execute and deliver such financing statements and other documents as the Bank may reasonably request to perfect and continue perfection of the Bank’s liens.

1.06 Facility Fees.

(a) The Borrower shall pay to the Bank, on the date hereof, a non-refundable facility fee in the amount of $250,000.00 for establishing the credit arrangements under the Note.

(b) If the maximum permitted principal balance of the Note has not been reduced to a maximum of $20,000,000 and the actual principal balance of the Note is not paid down to $20,000,000.00, on or before December 31, 2005, the Borrower shall pay to the Bank an additional facility fee of $125,000.00 on December 31, 2005.

(c) The Borrower shall pay the Bank a fee equal to the 0.25% per annum (calculated on the basis of a 365/366 day year) of the daily average unused amount of the Line of Credit. For purposes of this subparagraph, the unused amount of the Line of Credit shall be calculated without giving effect to any borrowing base limitations. The Borrower shall pay the fee: (i) quarterly in arrears within 15 days after each fiscal quarter end (commencing on October 15, 2004), the amount of such fee to be on a pro rata basis for each such calendar quarter; and (ii) on the termination or expiration of the Line of Credit for the pro rate portion of such fee for the quarter in which the Line of Credit terminates or expires.

1.07 Interpretation.

(a) Certain terms used herein shall have the meanings ascribed thereto in Appendix I attached hereto.

(b) The definitions set forth in Appendix I attached hereto are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

2. The Borrower certifies that as of the date hereof: (a) all of its representations and warranties in the Loan Agreement are true and correct as if made on the date hereof; and (b) no Default or Event of Default has occurred under the Loan Agreement. The Loan Agreement shall continue in full force and effect except as modified herein.

DATED the day and year first above written.

BANK OF AMERICA, N.A.

By:	/s/ Cameron Cordozo

Its:	Vice President

FIRST ADVANTAGE CORPORATION, a Delaware corporation, doing business in Florida as FIRST ADVANTAGE HOLDING, INC.

By:	/s/ John Lamson

Its:	EVP & CFO